                            SCHEDULE 14A INFORMATION

                                (Rule 14a - 101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

{X}      Filed by Registrant
{ }      Filed by a Party other than the Registrant

Check the appropriate box:

{ }      Preliminary Proxy Statement                 { }      Confidential, for the Use of
{X}      Definitive Proxy Statement                           the Commission Only (as
{ }      Definitive Additional Materials                      permitted by Rule 14a-6(e)(2))
{ }      Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

{X}      No fee required.
{ }      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)      Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------
         (5)      Total fee paid:

                  --------------------------------------------------------------

{ }Fee paid previously with preliminary materials.

{ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:

                  --------------------------------------------------------------
         (2)      From. Schedule or Registration Statement No.:

                  --------------------------------------------------------------
         (3)      Filing Party:

                  --------------------------------------------------------------
         (4)      Date Filed:

                  --------------------------------------------------------------

Dear Stockholders:

         On behalf of the Board of Directors, it is our pleasure to invite you to attend Lomak's 1998 Annual Meeting of Stockholders to be held at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas on Thursday, May 28, 1998 at 9:00 a.m. local time.

         Details of the meeting are given in the enclosed Notice of Annual Meeting of Stockholders. During the meeting, we plan to review the business and affairs of the Company. The Company's expanded development and exploration activities will also be discussed.

         We hope you personally attend the meeting, but whether or not you expect to attend, please sign and return the enclosed proxy card at your earliest convenience so that your shares will be represented and voted at the Annual Meeting. You may revoke your proxy prior to, or at the meeting, and still vote in person if you so desire.


                                               Sincerely,


                                               John H. Pinkerton
                                               President











April 14, 1998
Fort Worth, Texas

                              LOMAK PETROLEUM, INC.
                       500 THROCKMORTON STREET, SUITE 1900
                             FORT WORTH, TEXAS 76102

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 28, 1998

To the Stockholders of Lomak Petroleum, Inc.:

         The Annual Meeting of Stockholders (the "Meeting") of Lomak Petroleum, Inc. (the "Company") will be held at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas, on Thursday, May 28, 1998 at 9:00 a.m. local time. The list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Meeting at the Company's headquarters, 500 Throckmorton Street, Fort Worth, Texas. Such list will also be produced at the time and place of the Meeting and be kept open during the Meeting for the inspection by any stockholder who may be present. The purposes for which the Meeting is to be held are as follows.

         1.       To elect a board of seven Directors, each for one-year terms.

         2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The holders of shares of Common Stock and the $2.03 Convertible Exchangeable Preferred Stock of record at the close of business on March 31, 1998 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                                   BY THE ORDER OF THE BOARD OF DIRECTORS

                                         Jeffery A. Bynum
                                         Secretary

April 14, 1998
Fort Worth, Texas

                              LOMAK PETROLEUM, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 28, 1998

         The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of LOMAK PETROLEUM, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Thursday, May 28, 1998 at 9:00 a.m. local time, at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas 76102 and any adjournment thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are described in the foregoing Notice of Annual Meeting of Stockholders and this Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about April 14, 1998, to all holders of the Company's Common Stock, $.01 par value (the "Common Stock") and the Company's $2.03 Convertible Exchangeable Preferred Stock, $1 par value (the "Preferred Stock") (collectively the "Stockholders") of record on March 31, 1998. Shares of the Common Stock and Preferred Stock represented by proxies will be voted as hereinafter described or as otherwise specified by each Stockholder. Any proxy given by a Stockholder may be revoked by the Stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The persons named as proxies are John H. Pinkerton and Chad L. Stephens, President and Senior Vice President of the Company, respectively. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage firms and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

                                  VOTING RIGHTS


         Only holders of shares of Common Stock and Preferred Stock of record at the close of business on March 31, 1998 will be entitled to vote at the Meeting. On March 26, 1998, the Company had 21,193,742 issued and outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter and 1,149,840 outstanding shares of Preferred Stock, each such share entitling the holder thereof to one vote on each matter. Holders of shares of Common Stock and Preferred Stock are not entitled to cumulative voting rights.

         The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock in the aggregate entitled to vote shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a plurality of the shares cast at the Meeting and entitled to vote will be required to act on the election of directors, and the affirmative vote by the holders of a majority of the shares cast at the Meeting will be required to act on all other matters to come properly before the Meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter and will be not treated as a vote against such matter. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners of such shares and, therefore, as votes not cast. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instruction with respect to a particular item.

         All shares of Common Stock and Preferred Stock represented by properly executed and unrevoked proxies will be voted at the Meeting in accordance with the direction on the proxies. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED "FOR" THE ELECTIONS OF THE NOMINEES NAMED HEREIN AS DIRECTORS. The Company does not know af any matters, other than those described above, which will come before the Meeting. If any other matters are properly presented for action at the meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgement.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of March 26, 1998 regarding (i) the share ownership of the Company by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Preferred Stock of the Company, (ii) the share ownership of the Company by each Director and each of the four Named Executive Officers (as defined under "Executive Compensation - Summary Compensation Table"), and (iii) the share ownership of the Company by all Directors and executive officers, as a group. The business address of each officer and Director listed below is: c/o Lomak Petroleum, Inc., 500 Throckmorton Street, Fort Worth, Texas 76102.


                                                                           COMMON STOCK                       PREFERRED STOCK
                                                         --------------------------------------------------------------------------
                                                               NUMBER OF SHARES                      NUMBER OF SHARES
                                                                 BENEFICIALLY           PERCENT        BENEFICIALLY       PERCENT
OWNER                                                                OWNED              OF CLASS           OWNED          OF CLASS
-------------------------------                          ------------------------     -----------    ------------------------------
Thomas J. Edelman                                                  1,058,066 (1)            4.95%            0                 0%
John H. Pinkerton                                                    504,476 (2)            2.36%            0                 0%
C. Rand Michaels                                                     335,162 (3)            1.58%            0                 0%
Robert E. Aikman                                                      95,776 (4)            0.45%            0                 0%
Anthony V. Dub                                                        72,200 (5)            0.34%            0                 0%
Allen Finkelson                                                       19,320 (6)            0.09%            0                 0%
Ben A. Guill                                                          73,715 (7)            0.35%            0                 0%
Steven L. Grose                                                      106,728 (8)            0.50%            0                 0%
Chad L. Stephens                                                     140,984 (9)            0.66%            0                 0%
Thomas W. Stoelk                                                      39,250 (10)           0.18%            0                 0%
All Directors and executive officers as a group (16 persons)       2,650,018 (11)          12.01%            0                 0%

Public Employees Retirement System of Ohio                         1,250,000 (12)           5.90%            0                 0%
Franklin Resources Inc                                             1,531,490 (13)           7.23%            0                 0%
Cincinnati Financial Corporation                                           0                   0%       86,957 (14)         7.56%
Guardian Life Insurance Company of America                                 0                   0%      191,304 (15)        16.64%
Highbridge Capital Corporation                                             0                   0%       83,000 (16)         7.22%
Palisade Capital                                                           0                   0%      121,739 (17)        10.59%
Merrill Lynch Asset Management                                             0                   0%       91,304 (18)         7.94%
Pecks Management                                                           0                   0%       86,957 (19)         7.56%
Putman Investments                                                         0                   0%       52,174 (20)         4.54%


-----------------
(1)      Includes 195,000 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 113,333 shares held under IRA, KEOGH and pension plan accounts; 37,916 shares owned by Mr.
         Edelman's spouse; and 92,850 shares owned by Mr. Edelman's minor children, to which Mr. Edelman disclaims beneficial ownership.
(2)      Includes 215,000 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 115,899 shares held under IRA and pension plan accounts; 4,772 shares owned by Mr.
         Pinkerton's minor children; and 3,499 shares owned by Mr. Pinkerton's spouse, to which Mr. Pinkerton disclaims beneficial ownership.
(3)      Includes 72,500 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 1,804 shares held under the IRA account; 107,011 shares owned by Mr. Michael's spouse; and 19,460 shares owned by Mr. Michael's children, to which Mr. Michaels disclaims beneficial ownership.
(4)      Includes 28,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 9,366 shares owned by Mr. Aikman's spouse; and 10,010 shares owned by Mr. Aikman's minor children, to which Mr. Aikman disclaims beneficial ownership.
(5)      Includes 7,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(6)      Includes 13,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(7)      Includes 7,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(8)      Includes 72,500 shares which may be purchased under currently exercisable stock option or options that are exercisable within 60 days.
(9)      Includes 72,500 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 15,000 shares owned by Mr. Stephens' spouse; and 3,879 shares owned by Mr. Stephens' minor children, to which Mr. Stephens disclaims beneficial ownership.
(10)     Includes 38,250 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(11)     Includes 862,900 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(12)     Such stockholder's address is 227 East Town Street, Columbus, Ohio 43215.
(13)     Such stockholder's address is 777 Mariners Island Blvd., 6th Floor, San Mateo, California 94404.
(14)     Such stockholder's address is 6200 South Gilmore Road, Fairfield, Ohio 45014-5141.
(15)     Such stockholder's address is 201 Park Avenue, New York, New York 10003.
(16)     Such stockholder's address is PO Box 30554 Seven Miles Beach, Grand Cayman Islands.
(17)     Such stockholder's address is One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024.
(18)     Such stockholder's address is 800 Scuddersmill Road, Plainsboro, New Jersey 08536.
(19)     Such stockholder's address is 1 Rockefeller Place, Suite 320, New York, New York 10020.
(20)     Such stockholder's address is One Post Office Square, Boston, Massachusetts 02109.

                       PROPOSAL I -- ELECTION OF DIRECTORS

NOMINATION AND ELECTION OF DIRECTORS

         The Board has nominated Messrs. Robert E. Aikman, Anthony V. Dub, Thomas J. Edelman, Allen Finkelson, Ben A. Guill, C. Rand Michaels, and John H. Pinkerton (all of whom are currently members of the Board) to serve as Directors of the Company for terms of one year expiring at the 1999 Annual Meeting of Stockholders and until their successors have been elected and qualified.

         Unless otherwise specified, shares represented by proxies will be voted in favor of the election of all of the nominees, except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board may recommend. Management does not presently contemplate that any of the nominees will become unavailable for election for any reason.

         THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

INFORMATION CONCERNING NOMINEES

         The following table sets forth the names of the nominees and certain information with regard to each nominee.

                                          HELD
  NAME OF NOMINEE              AGE    OFFICE SINCE        POSITION WITH COMPANY
  ---------------              ---    ------------        ---------------------
 Robert E. Aikman              66         1990            Director

 Anthony V. Dub                48         1995            Director

 Thomas J. Edelman             47         1988            Chairman and Director

 Allen Finkelson               51         1994            Director

 Ben A. Guill                  47         1995            Director

 C. Rand Michaels              61         1976            Vice Chairman
                                                          and Director

 John H. Pinkerton             44         1988            President, Chief Executive
                                                          Officer and Director

         ROBERT E. AIKMAN, a Director, joined the Company in 1990. Mr. Aikman has more than 40 years experience in petroleum and natural gas exploration and production throughout the United States and Canada. From 1984 to 1994 he was Chairman of the Board of Energy Resources Corporation. From 1979 through 1984, he was the President and principal shareholder of Aikman Petroleum, Inc. From 1971 to 1977, he was President of Dorchester Exploration Inc. and from 1971 to 1980, he was a Director and a member of the Executive Committee of Dorchester Gas Corporation. Mr. Aikman is also Chairman of Provident Trade Company, President of EROG, Inc. and President of The Hawthorne Company, an entity which organizes joint ventures and provides advisory services for the acquisition of oil and gas properties, including the financial restructuring, reorganization and sale of companies. He was President of Enertec Corporation which was reorganized under Chapter 11 of the Bankruptcy Code in December 1994. In addition, Mr. Aikman is a director of the Panhandle Producers and Royalty Owners Association and a member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association and American Association of Petroleum Landmen. Mr. Aikman graduated from the University of Oklahoma in 1952.

         ANTHONY V. DUB, was elected to serve as a Director of the Company in 1995. Mr. Dub is Chairman of Indigo Capital, LLC, a financial advisory firm based in New York City. Prior to forming Indigo Capital in 1997, he served as an officer of Credit Suisse First Boston, an investment banking firm. Mr. Dub joined Credit Suisse First Boston in 1971 and was named a Managing Director in 1981. Mr. Dub also serves as a Director of Nimbus CD International Inc. Mr. Dub received his Bachelor of Arts Degree from Princeton University in 1971.

         THOMAS J. EDELMAN, holds the office of Chairman and is Chairman of the Board of Directors. Mr. Edelman joined the Company in 1988 and served as its Chief Executive Officer until 1992. From 1981 to 1997, Mr. Edelman served as a director and President of Snyder Oil Corporation ("SOCO"), an independent, publicly traded oil and gas company. In 1996, Mr. Edelman was appointed Chairman, President and Chief Executive Officer of Patina Oil & Gas Corporation. Prior to 1981, Mr. Edelman was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from Harvard University's Graduate School of Business Administration. Mr. Edelman serves as a director of Petroleum Heat & Power Co., Inc., a Connecticut-based fuel oil distributor, Star Gas Corporation, a private company, which is the general partner of Star Gas Partners, L.P., a publicly-traded master limited partnership, which distributes propane gas, as well as, Paradise Music & Entertainment, Inc., and Weatherford Enterra, Inc.

         ALLEN FINKELSON, was appointed a Director in 1994. Mr. Finkelson has been a partner at Cravath, Swaine & Moore since 1977, with the exception of the period from September 1983 through August 1985, when he was a managing director of Lehman Brothers Kuhn Loeb Incorporated. Mr. Finkelson was first employed by Cravath, Swaine & Moore as an associate in 1971. Mr. Finkelson received his Bachelor of Arts Degree from St. Lawrence University and his Doctor of Laws Degree from Columbia University School of Law.

         BEN A. GUILL, was elected to serve as a Director of the Company in 1995. Mr. Guill is a Partner and Managing Director of Simmons & Company International, an investment banking firm located in Houston, Texas focused exclusively on the oil service and equipment industry. Mr. Guill has been with Simmons & Company since 1980. Prior to joining Simmons & Company, Mr. Guill was with Blyth Eastman Dillon & Company from 1978 to 1980. Mr. Guill received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania.

         C. RAND MICHAELS, who holds the office of Vice Chairman and is a Director, served as President and Chief Executive Officer of the Company from 1976 through 1988 and Chairman of the Board from 1984 through 1988, when he became Vice Chairman. Mr. Michaels received his Bachelor of Science Degree from Auburn University and his Master of Business Administration Degree from the University of Denver. Mr. Michaels is also a director of American Business Computers Corporation, a public company serving the beverage dispensing and fast food industries, and North Coast Energy, Inc. ("North Coast").

         JOHN H. PINKERTON, President, Chief Executive Officer and a Director, joined the Company in 1988. He was appointed President in 1990 and Chief Executive Officer in 1992. Previously, Mr. Pinkerton was a Senior Vice President-Acquisitions of SOCO. Prior to joining SOCO in 1980, Mr. Pinkerton was with Arthur Andersen & Co. Mr. Pinkerton received his Bachelor of Arts Degree in Business Administration from Texas Christian University and his Master of Arts Degree in Business Administration from the University of Texas. Mr. Pinkerton is also director of North Coast and Venus Exploration, Inc. publicly traded exploration and production companies in which Lomak owned 24% and 21%, respectively, at December 31, 1997.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

         During 1997, the Board met seventeen times. During 1997, each Director attended or participated in at least 75% of the meetings of the Board and of the Committees on which they served. In addition, management confers frequently with its Directors on an informal basis to discuss Company affairs.

         The committees of the Board, the current members and the primary functions of the committees are as follows:

         EXECUTIVE COMMITTEE. The Executive Committee was established in 1994 to review and authorize actions required in the management of the business and affairs of the Company, which would otherwise be determined by the Board, where it is not practicable to convene the full Board. The members of the Executive Committee are Messrs. Edelman, Finkelson and Pinkerton. During 1997, the Executive Committee held no meetings.

         COMPENSATION COMMITTEE. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. This Committee advises and consults with management regarding pensions and other benefits and significant compensation policies and practices of the Company. This Committee also considers nominations of candidates for corporate officer positions. The members of Compensation committee are Messrs. Aikman, Finkelson and Guill. During 1997, the Compensation Committee held five meetings.

         AUDIT COMMITTEE. The Audit Committee reviews the professional services provided by the Company's independent public accountants and the independence of such accountants from management of the Company. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Company and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention. The members of the audit committee are Messrs. Aikman, Dub and Guill. During 1997, the Audit Committee held two meetings.

         DIVIDEND COMMITTEE. The Dividend Committee was established in late 1997 and is authorized and directed to approve the payment of dividends on all of the Company's securities at the same rates as were paid by the Company to its shareholders in the previous quarter. The members of the Dividend Committee are Messrs. Edelman and Pinkerton. During 1997, the Dividend Committee held four meetings.

         INSIDER TRANSACTION REVIEW COMMITTEE. The Insider Transaction Review Committee was established in late 1996 and is responsible for reviewing certain grants, issuances and dispositions of the Company's common stock under each of the Company's benefit plans. In June 1997 the Insider Transaction Review Committee was dissolved and its duties were taken over by the Compensation Committee. The members of the Insider Transaction Review Committee were Messrs. Finkelson and Guill. During 1997, the Insider Transaction Review Committee held no meetings.

         Non-officer Directors receive $25,000 per annum and are reimbursed for expenses in attending Board and Committee meetings. The Directors receive no compensation for Committee meetings attended. Directors who are officers of the Company or its affiliates are not compensated for their Board and Committee activities.

         The Company's Outside Directors Stock Option Plan (the "Directors Plan"), which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to outside directors of the Company. The plan permits optionees to acquire up to 200,000 shares of Common Stock. All options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. At December 31, 1997 a total of 108,000 options had been granted under the plan of which 40,800 were exercisable at that date. The options outstanding at December 31, 1997 were granted at exercise prices ranging from $7.75 to $16.88 per share. The exercise price of all such options was equal to the fair market value of the common stock on the date of grant.

                               EXECUTIVE OFFICERS

         Set forth below is certain information, as of April 1, 1998, regarding the executive officers of the Company:


  NAME                         AGE    OFFICER SINCE       POSITION(S) WITH COMPANY
  ----                         ---    -------------       ------------------------

  Thomas J. Edelman            47         1988            Chairman

  John H. Pinkerton            44         1988            President and Chief Executive Officer

  C. Rand Michaels             61         1976            Vice Chairman

  Steven L. Grose              49         1980            Senior Vice President - Appalachia Region

  Chad L. Stephens             43         1990            Senior Vice President - Southwest Region

  Thomas W. Stoelk             42         1994            Senior Vice President -  Finance and Administration

  Paul F. Blanchard            37         1997            Vice President - Midcontinent Division

  Jeffery A. Bynum             43         1985            Vice President - Land and Secretary

  John R. Frank                42         1994            Vice President - Information Management

  Danny M. Sowell              47         1996            Vice President - Energy Services

  George A. Teer               50         1997            Vice President - Permian Division

  Geoffrey T. Doke             31         1996            Controller

         For biographical information with respect to Messrs. Edelman, Pinkerton and Michaels, see "Election of Directors - Information Concerning Nominees" above.

         STEVEN L. GROSE, Senior Vice President - Appalachia Region, joined the Company in 1980. Previously, Mr. Grose was employed by Halliburton Services, Inc. as a Field Engineer from 1971 until 1974. In 1974, he was promoted to District Engineer and in 1978, was named Assistant District Superintendent based in Pennsylvania. Mr. Grose is a member of the Society of Petroleum Engineers and a trustee of The Ohio Oil and Gas Association. Mr. Grose received his Bachelor of Science Degree in Petroleum Engineering from Marietta College. Mr. Grose is also a director of North Coast.

         CHAD L. STEPHENS, Senior Vice President - Southwest Region, joined the Company in 1990. Previously, Mr. Stephens was with Duer Wagner & Co., an independent oil and gas producer, since 1988. Prior thereto, Mr. Stephens was an independent oil operator in Midland, Texas for four years. From 1979 to 1984, Mr. Stephens was with Cities Service Company and HNG Oil Company. Mr. Stephens received his Bachelor of Arts Degree in Finance and Land Management from the University of Texas.

         THOMAS W. STOELK, Senior Vice President - Finance and Administration, joined the Company in 1994. Mr. Stoelk is a Certified Public Accountant and was a Senior Manager with Ernst & Young LLP. Prior to rejoining Ernst & Young LLP in 1986 he was with Partners Petroleum, Inc. Mr. Stoelk received his Bachelor of Science Degree in Industrial Administration from Iowa State University.

         PAUL F. BLANCHARD, Vice President - Midcontinent Division, joined the Company in March 1997. Previously Mr. Blanchard was operations manager for the Oklahoma Division of Enron Oil & Gas Company, where he was employed from 1991 to 1997. From 1990 to 1991, Mr. Blanchard was with Louisiana Land and Exploration Company. Prior to that, Mr. Blanchard was with Texas Oil & Gas Company. Mr. Blanchard received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma.

         JEFFERY A. BYNUM, Vice President - Land and Secretary, joined the Company in 1985. Previously, Mr. Bynum was employed by Crystal Oil Company and Kinnebrew Energy Group. Mr. Bynum holds a Professional Certification with American Association of Petroleum Landmen and attended Louisiana State University in Baton Rouge, Louisiana and Centenary College in Shreveport, Louisiana.

         JOHN R. FRANK, Vice President - Information Management, joined the Company in 1990. Prior to being appointed Vice President, he served as Controller. Previously Mr. Frank was with Appalachian Exploration, Inc. from 1977 to 1990, with the last portion being Vice President, Finance. Mr. Frank received his Bachelor of Arts Degree in Accounting and Management from Walsh College and attended graduate studies at the University of Akron.

         DANNY M. SOWELL, Vice President - Energy Services, joined the Company in 1996. Previously, Mr. Sowell was President and Chief Executive Officer of Jay Gas Marketing, which Lomak acquired in 1996. Prior to founding Jay Gas, Mr. Sowell was Director of Marketing for a subsidiary of Oklahoma Gas & Electric Company. Mr. Sowell received his Master and Bachelor of Science Degrees in Mathematics from Lamar University.

         GEORGE A. TEER, Vice President - Permian Division, joined the Company in 1994. Previously Mr. Teer was with Bass Enterprises from 1974 to 1994, with the last portion being Manager of their West Texas Division. Mr. Teer received his Bachelor of Science Degree in Petroleum Engineering from Texas A&M University.

         GEOFFREY T. DOKE, Controller, joined the Company in 1991. He was appointed Treasurer in 1996 and Controller in 1997. Previously, Mr. Doke served in the accounting department of Edisto Resources Corporation. Mr. Doke received his Bachelor of Business Administration Degree in Finance and International Business from Baylor University and his Master of Business Administration Degree from Case Western Reserve University.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for officers and certain other managers and administers the Company's stock option plan for all employees.

         In establishing compensation policies, the Committee believes that the cash compensation of executive officers, as well as other key employees, should be competitive with other similar size oil and gas companies while, within the Company, being fair and discriminating on the basis of personal performance. Annual awards of stock options and restricted stock grants are intended both to retain executives and to motivate them to improve long-term stock market performance.

         In establishing total compensation (salary plus bonus) for its executives, the Company targets the median cash compensation for competitors of executives having similar responsibilities. Base salaries have historically been set below the median, so that bonuses, which are primarily determined by individual performance, will constitute a larger portion of cash compensation. The base salary for Mr. Pinkerton was increased 37% during 1997. Mr. Pinkerton's bonus is based on Company performance. The Committee has not established any particular formula or singled out particular factors as more important than others. In determining Mr. Pinkerton's bonus for 1997, the Committee considered the fact that 1997 constituted the eighth consecutive year in which the Company substantially increased its revenues, cash flow, production and reserves. In addition, the Committee considered more subjective criteria, such as steps taken during 1997 to improve the Company's long-term prospects. The bonuses of other executives are influenced by Company performance, but are determined primarily based upon performance of the executive's duties and success in attaining performance goals which are directed toward improving Company performance.

         Stock options and bonuses are awarded to Mr. Pinkerton and other executives and key employees to retain and motivate the grantees and to improve long-term market performance. The Committee generally determines the number of options granted and the amount of the bonuses awarded to Mr. Pinkerton and to other executives and key employees based on how an individual's responsibilities might affect the long-term price of the Common Stock. The Committee occasionally grants additional options when the Committee believes additional incentives are appropriate. To date, options have been granted only at the prevailing market price and will have value only if the price of the Common Stock increases. Generally, to provide incentives for its executives to remain with the Company and to benefit for the improvement in the performance of the Company, options have a term of five years and vest over three years. An employee must be employed by the Company at the time of vesting in order to exercise the options. In addition, officer annual bonuses are awarded whereby no more than 50% of the amount is payable in the year of the award, with the remaining 50% vesting over a one to three year period. These bonuses are payable, at the option of the officer, in cash or shares of the Company's Common Stock. An officer must be employed by the Company at the time of vesting in order to receive the vested bonus previously granted to such officer. The restricted stock issued pursuant to the bonuses represents unregistered shares and therefore initially cannot be sold by the recipient.

         In the aggregate, approximately 32% of the Named Executive Officers' cash compensation for 1997 consisted of incentive bonuses tied to Company and individual performance. Mr. Pinkerton received approximately 44% of his cash compensation for 1997 from incentive bonuses. When the potential future value of stock options and restricted stock grants are included (assuming a 10% annual increase in the stock price), approximately 74% of the total compensation of Mr. Pinkerton for 1997 is from incentives which are linked to creation of stockholder value.

         No voting member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any Compensation Committee Interlocks during the Company's last fiscal year.

         The foregoing report has been furnished by the members of the Committee

                                 Robert Aikman
                                 Allen Finkelson
                                 Ben A. Guill

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The voting members of the Company's Compensation Committee consists of Messrs. Aikman, Finkelson and Guill, none of whom are officers of the Company.

SUMMARY COMPENSATION TABLE

         The following table sets forth information for the years ended December 31, 1997, 1996, and 1995 representing all compensation awarded to, earned by or paid to the five highest paid executive officers (the "Named Executive Officers").



                                                                                     Long-term
                                                          Annual Compensation       Compensation
                                                     ---------------------------  -----------------
           Name and                                                                  Stock Option       All Other
      Principal Position                     Year       Salary ($)     Bonus($)       Awards (#)    Compensation ($)(a)
------------------------------------------------------------------------------------------------------------------------
Thomas J. Edelman                            1997       $172,500       $125,000 (b)     50,000        $39,992
Chairman                                     1996        133,333        187,500 (c)     50,000         36,996
                                             1995        120,833         75,000 (e)     50,000         10,608

John H. Pinkerton                            1997        281,666        250,000 (b)     50,000         39,992
President & Chief Executive                  1996        210,000        375,000 (c)     50,000         23,976
Officer                                      1995        179,167        150,000 (e)     50,000         14,062

Steven L. Grose                              1997        121,250         60,000 (d)     25,000         20,002
Senior Vice President-Appalachia             1996        100,417         50,000 (d)     25,000          8,137
                                             1995         88,750         30,000 (e)

Chad L. Stephens                             1997        125,833         50,000 (d)     25,000         21,504
Senior Vice President-Midcontinent           1996        102,917         75,000 (d)     25,000         18,430
                                             1995         90,000         50,000 (e)     25,000          7,093

Thomas W. Stoelk                             1997        126,250         70,000 (d)     25,000         22,102
Senior Vice President-Finance and            1996        105,833         65,000 (d)     25,000         13,863
Administration                               1995         96,667         35,000 (e)     25,000          8,159

         (a)      Represents the Company's contribution to the 401(k) and deferred compensation plans on behalf of the named executive.
         (b)      Bonus amounts include $125,000 of contributions made to the Company's Deferred Compensation Plan on behalf of the named executive which vest in three equal amounts occurring annually on January 1st if they remain employed by the Company.
         (c)      Messrs. Edelman and Pinkerton bonus amounts include $112,500 and $225,000, respectively, of contributions made to the Company's Deferred Compensation Plan on behalf of the named executive which vest in three equal amounts occurring annually on January 1st if they remain employed by the Company.
         (d)      Fifty percent of bonus amounts vest on January 1st of the following year if they remain employed by the Company.
         (e)      Fifty percent of bonus amounts vest in two equal installments occurring annually on January 1st if they remain employed by the Company.

STOCK OPTION GRANTS AND EXERCISES

         The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to key employees and certain other persons who are not employees for advice or other assistance or services to the Company. The plan permits optionees to acquire up to 3 million shares of Common Stock to be outstanding at any time subject to the limitation that the outstanding options cannot exceed 10% of all outstanding Common Stock on a fully diluted basis. All options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. At December 31, 1997, a total of 1,499,692 options were outstanding under the plan of which 688,457 were exercisable at that date. The options outstanding at December 31, 1997 were granted at exercise prices ranging from $3.38 to $18.00 per share. The exercise price of all such options was equal to the fair market value of the Common Stock on the date of grant.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information for the fiscal year ended December 31, 1997, respecting the grant of stock options to the Named Executive Officers. The stock options were granted at the market price on the date of grant. No stock appreciation rights have ever been granted by the Company.


                                                                                         Potential Realizable
                                                                                           Value at Assumed
                                                                                            Annual Rates of
                                                                                              Stock Price
                                                                                           Appreciation for
                                                        Individual Grants                   Option Term (a)
                   -------------------------------------------------------------   ----------------------------
                        Number of        Percent of
                       Securities       Total Options
                       Underlying        Granted to
                        Options         Employees in    Exercise     Expiration
        Name           Granted (#)       Fiscal Year     Price          Date            5%             10%
---------------------------------------------------------------------------------------------------------------
Thomas J. Edelman         50,000           10.7%         $17.75        3/12/02       $245,000       $542,000
John H. Pinkerton         50,000           10.7%          17.75        3/12/02        245,000        542,000
Steven L. Grose           25,000            5.3%          17.75        3/12/02        122,500        271,000
Chad L. Stephens          25,000            5.3%          17.75        3/12/02        122,500        271,000
Thomas W. Stoelk          25,000            5.3%          17.75        3/12/02        122,500        271,000

         (a)      The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by the Securities and Exchange
                  Commission. The actual realized value of the options may be significantly greater or less than assumed amounts. For options granted in 1997, the values shown for 5% and 10%
                  appreciation equate to a stock price of $22.65 and $28.59, respectively, at the expiration date of the options.

YEAR END OPTION VALUES TABLE

         The following table sets forth information at December 31, 1997, respecting exercisable and non-exercisable options held by the Named Executive Officers. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock options and the year end Common Stock price of $16.25.


                                                                       Number of Securities       Value of
                                                                             Underlying          Unexercised
                                                                            Unexercised         In-the-Money
                                                                        Options at Fiscal     Options at Fiscal
                                     Shares                                Year-End 1997         Year-End 1997
                                   Acquired on        Value             (Unexercisable (U)/   (Unexercisable (U)/
          Name                      Exercise (#)     Realized             Exercisable (E))      Exercisable (E))
---------------------------------------------------------------------------------------------------------------
Thomas J. Edelman                     -0-            $  -0-                    55,000 U     $   386,250 U
                                                                              145,000 E       1,107,500 E

John H. Pinkerton                     -0-               -0-                    55,000 U         386,250 U
                                                                               21,667 E       1,739,204 E

Steven L. Grose                      5,000            58,750                   27,500 U         193,125 U
                                                                               55,166 E         467,198 E

Chad L. Stephens                     5,000            58,750                   27,500 U         193,125 U
                                                                               56,167 E         478,339 E

Thomas W. Stoelk                    19,250           194,531                   27,500 U         193,125 U
                                                                               13,250 E          93,812 E


STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         Set forth below is a line graph comparing the percentage change in the cumulative total return of the Common Stock, Dow Jones Secondary Oils Index, and the S&P 500 Index for the five year period ending December 31, 1997. The graph assumes that $100 was invested in Common Stock and each index on December 31, 1992. Furthermore, dividends are reinvested on the ex-dividend dates.


                                    [GRAPH]

                                     1992      1993         1994        1995        1996          1997
                                     ----      ----         ----        ----        ----          ----
Lomak Petroleum, Inc.                $100      $171         $162        $229        $403          $382
DJ Secondary Oils                     100       111          118         133         163           170
S&P 500                               100       111          111         149         181           237



EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         The Company has no employment agreements with any of its executives or other employees.

         The Board has adopted a change in control plan pursuant to which a key employee group comprised of executive officers and other key employees of the Company designated by the Board (the "Management Group") will receive a certain level of severance and vesting benefits if there is a change in control of the Company and all other employees of the Company (the "Employee Group") will receive more limited severance and vesting benefits. Upon a change in control of the Company all non-vested securities of the Company held by persons in both the Executive Group and the Employee Group, including, without limitation, all non-vested options to purchase Common Stock held by them, will automatically vest.

         If any person in the Management Group is terminated within one year of such change in control or if job responsibilities or compensation of a person in the Management Group is materially altered within one year of such change in control, then such person shall receive a lump sum payment (the "Management Payment") equal to (i) an amount equal to such person's base salary for the year in which the Management Payment is to be made plus (ii) an amount equal to the average of such person's bonuses for the two years prior thereto. If any person in the Employee Group is terminated within one year of such change in control, then such person shall receive a lump sum payment (the "Employee Payment") equal to (i) an amount equal to one quarter of such person's base salary for the year in which the

Employee Payment is to be made plus (ii) an amount equal to one quarter of the average of such person's bonuses for the two years prior thereto.

         Notwithstanding the foregoing, the amount of either the Management Payment or the Employee Payment (collectively, the "Payment") is dependent upon the duration of employment with the Company, with each person receiving one-third of the Payment if they have been employed by the Company for less than two years, two-thirds of the Payment if they have been employed by the Company for between two and three years and receiving the full amount of the Payment if they have been employed by the Company for at least three years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Edelman, Chairman of the Company, previously served as an executive officer and is currently a stockholder of Snyder Oil Corporation ("SOCO"). Mr. Edelman also serves as executive officer and major shareholder of Patina Oil & Gas Corporation. The Company SOCO and Patina did not have any transactions or hold interests in any of the same properties during 1997.

           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and the NYSE. Copies of such reports are required to be furnished to the Company.

         Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

                                 OTHER BUSINESS

         Management of the Company knows of no other business which will be presented for consideration at the meeting, but should any other matters be brought before the Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

         It is expected that representatives of Arthur Andersen will be present at the Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

                                  ANNUAL REPORT

         The Annual Report for the fiscal year ended December 31, 1997, accompanies this proxy statement. The Annual Report does not constitute a part of the proxy soliciting material.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Any stockholder desiring to present to stockholders a stockholder proposal at the 1999 Annual Meeting must transmit such proposal to the Company so that it is received by the Company on or before November 28, 1998. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.

                                             BY ORDER OF THE BOARD OF DIRECTORS




                                             Jeffery A. Bynum
                                             Secretary

April 14, 1998

FRONT:
------


                              LOMAK PETROLEUM, INC.


1.  Election of Directors  For      Withheld        For All
     (see reverse)         All         All           Except  _____________________________________________
                           ___         ___            ___    Print Nominee Exception



                  Area reserved for
                  Name & Address



                                                             Date:  ________________________________, 1998

                                                             Signature(s) ________________________________

                                                             Signature(s) ________________________________

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED. In accordance with their judgment the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, administrator, trustee, or guardian, please give full title as such.





BACK:
-----

PROXY                                                                                                                   PROXY
                                                           LOMAK PETROLEUM, INC.
                                            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                           FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 28, 1998

The undersigned hereby appoints Chad L. Stephens and John H. Pinkerton, and each of them, his/her true and lawful agents and proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common and Preferred Stock of Lomak Petroleum, Inc. which the undersigned has power to vote, with all powers which the undersigned possess if personally present, at the Annual Meeting of Stockholders of Lomak Petroleum, Inc. to be held on May 28, 1998, and at any adjournments thereof.

1. To elect a board of seven Directors, each for a one-year term: The nominees of the Board of Directors are: Robert E. Aikman, Anthony V. Dub, Thomas J. Edelman, Allen Finkelson, Ben A. Guill, C. Rand Michaels and John H. Pinkerton

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Your shares cannot be voted unless you sign and return this card.

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                  (Continued and to be signed on reverse side)